Exhibit 99.1

Zhongpin Reports Higher Revenues and Net Income for Third Quarter 2010

CHANGGE and BEIJING, China, Nov. 8, 2010 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. ("Zhongpin", Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher revenues and net income for the third quarter 2010 from the third quarter 2009.

Third Quarter 2010 and recent highlights:

•	Net sales revenues increased 24 percent in the three months ended September 30, 2010 to $241.1 million from $194.9 million in the third quarter 2009.

•	Net income increased 11 percent to $14.7 million in the third quarter 2010 from $13.2 million in the third quarter 2009.

•
Basic and diluted earnings per common share declined $0.02 or 5 percent to $0.42 in the third quarter 2010 from $0.44 in the third quarter 2009, on higher net income but with higher weighted average number of shares outstanding in the third quarter 2010.

•
Since the end of the second quarter of 2010 through early November, hog prices have increased more rapidly than pork prices. We estimate that pork prices will gradually increase so that the spread between pork prices and hog prices will return to their historical relationship.

•	Prior guidance for the year 2010 has been maintained.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, "Our third quarter continued our good long-term trend of higher sales and net income. The consistency of our operating and financial performance comes from our established strategy, business model, and effective execution, all of which have remained in place."

"We have two primary goals. Our operating goal is to become a major consolidator of the Chinese meat industry and our financial goal is to increase value for our shareholders.

"Our strategy and actions to achieve that goal can be summarized in six points.

"First, we determine our new growth markets for pork based on several factors that include China's meat industry development policies, market size, potential growth, hog production, and the supporting infrastructure needed for success.

"Second, we develop all the critical success factors, including good relationships with hog farmers; our proven production, high-quality, and logistics systems; marketing and promotion to create brand recognition and market demand; our own stores; and sales contracts with retailers, wholesalers, local and chain restaurants, government organizations, and others.

"Third, in our current markets, we further optimize our product structure - working to increase the sales of our most profitable products and further expand our retail outlets and sales channels to gain more market share and higher sales.

"Fourth, we actively continue to apply advanced technology to our business.

"Fifth, we maximize the yield from our raw materials, maximize our energy efficiency, and minimize our waste.

"And sixth, given that our primary product is pork, we look for every logical extension of our primary business. For example, this year we started a new product line by opening our new premium pork oil facility.

"We also have been expanding our cold-chain logistics system into a new commercial service.

"Our strategy, business model, and actions have proven to be very effective, and we are delivering the expected good results. We expect that to continue in the future."

New market and capacity expansions

Zhongpin continued its expansion in the third quarter.

The improvement in our pre-cooling facility and expansion of our capacity in our Anyang plant was completed in August 2010 as planned. The plant's capacity for chilled and frozen pork has increased 35% to 85,000 metric tons from 63,000 metric tons.

We will be investing approximately $61.5 million to build a slaughtering and processing plant, low temperature prepared pork plant, logistics center, and research and development center in Nong'an county, Changchun, Jilin province of China. This facility will have a production capacity of approximately 70,000 metric tons for chilled pork, 25,000 metric tons for frozen pork, and 30,000 metric tons for prepared pork products. The construction work started in September 2010. We expect to put the new facility for chilled and frozen pork into operation in the fourth quarter of 2011 and the new facility for prepared pork products into operation in the third quarter of 2012.

We put the first phase of our new facility in Tianjin into operation in January 2010. That phase has a production capacity of approximately 100,000 metric tons for chilled and frozen pork. The construction of the second phase started in October 2010 and should be in operation in the second quarter 2011. The second phase will have a production capacity of approximately 36,000 metric tons for prepared pork products.

We will be investing about $63 million to build a production facility, warehouse, and distribution center in Taizhou, Jiangsu province. This facility will have a production capacity of about 100,000 metric tons for chilled and frozen pork, of which 80% will be for chilled pork (including easy-to-cook products) and 20% for frozen pork, plus 30,000 metric tons for prepared pork products. Construction started in October 2010. We expect to put the new facility for chilled and frozen pork into operation in the third quarter of 2011 and the new facility for prepared pork products into operation in the second quarter of 2012.

As of October 31, 2010, Zhongpin has already reached its expected year-end annual capacity of 563,760 metric tons for chilled and frozen pork, 90,000 metric tons for prepared pork products, 20,000 metric tons for premium pork oil, and 30,000 metric tons for vegetables and fruits, for a total production capacity of 703,760 metric tons. As Zhongpin adds new markets and new plants, it also extends its cold-chain logistics system for delivery.

Based on our established and successful capacity expansion model, we will duplicate our integrated operations in other regions, such as north China, east China, and northeast China, which we believe will leverage further our operating and financial success.

New joint venture

Zhongpin will establish a new joint venture with a nationally recognized professional sire boar breeder in Henan province. The registered capital of the new joint venture will be $2.2 million. Zhongpin will own 65% of the new joint venture, which will provide 5,000 premium sire boars annually. The new venture is expected to integrate the best resources of both companies and further enhance Zhongpin's role in the industry.

Government subsidies

Zhongpin has been officially notified that it will be granted $3.7 million in government subsidies, with $3.0 million supporting its sire boar breeding program and the remaining $0.7 million for its cold chain logistics facility in Tianjin. The dates for the subsidy payments have not yet been determined.

Hog prices and pork prices

Since the end of the second quarter of 2010 through late October, hog prices have increased about 30%, primarily due to government purchases to stabilize hog prices and protect the interests of hog farmers in the first half of 2010, droughts and floods in several sections of China that increased agricultural prices, higher costs of raising hogs and hog supplies that have been better balanced with hog demand.

The result was several months of sustained increases in hog prices, which was a much different pricing pattern than the normal hog price movements characterized by short periods of price change followed by periods of price stability.

During the same months, pork prices in the market were not able to match the sustained rise in hog prices. As a result, Zhongpin's gross profit margin was lower than normal in the third quarter 2010 and lower than in the third quarter 2009.

In early November, the spread between pork prices and hog prices has started to return to a more normal relationship.

Due to the approaching seasonal and holiday peak demand for pork, Zhongpin believes hog prices will continue to increase by about 10 percent from September 30, 2010 through December 31, 2010 and will remain at a higher level during 2011. Pork prices are expected to rise to rebalance the traditional relationship between hog prices and pork prices and more normal gross profit margins are expected.

Outlook for pork demand in China

China's economy continues to expand, with pork at the top of the food buying list as China's preferred protein. The industry outlook for pork processing remains positive. Zhongpin's brand awareness and higher market share in the pork category continues to strengthen, and we are continuing to broaden into additional geographic markets and new products lines based on our research and development. The expansion of our processing plants and distribution networks is giving us the ability to satisfy the increasing market demand for our high quality products.

Government and consumers take the food safety as one of their top priorities. With the government support, the consolidation of the industry is accelerating. We believe the government targets stated in Hog Slaughtering Industry Development Guidelines for 2010-2015 can be achieved in the next five years.

Because Zhongpin has a strong brand presence in the meat industry, high quality facilities and products, outstanding quality assurance, and rapid-responding logistics systems, the company believes it has the opportunity to expand its market share in China as the pork industry consolidates in the next several years.

Mr. Zhu continued, "Through 2015, we expect to expand our production capacity within the government's selected markets and further increase our market share across China, while continuing to expand our leadership in the meat industry.

"Given our good performance during the first nine months this year, we believe the outlook for the remainder of 2010 continues to be good, so we are reaffirming our previous performance guidance."

Guidance maintained

Zhongpin is maintaining its prior guidance for the year 2010.

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "For the year 2010, we continue to believe that Zhongpin's sales revenues should be within a range of $900 million to $940 million, with gross profit within the range of $106 million to $115 million and net income within the range of $52 million to $57 million. The resulting diluted earnings per share for the year 2010 is currently expected to be within the range of $1.49 to $1.64 per share."

This guidance is based on several assumptions and strategies that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth;

•	Higher average pork prices in China in 2010 than in 2009;

•
A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2010 than in 2009, while increasing the sales volume of processed pork products as the priority to optimize our product structure;

•	Average capacity utilization of about 75 percent for pork products;

•	Increasing distribution efficiencies from expansion of our cold-chain logistics system and service areas;

•	Growing awareness of the Zhongpin brand in regional markets and emerging brand awareness across China; and

•	Continuation of the Chinese government's support and subsidies for producers of agricultural products, such as Zhongpin.

Zhongpin believes that China's food processing industry will continue to consolidate, which may result in higher market shares for our main competitors. However, we believe Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2010 can be achieved.

Sales revenues

Total revenues increased $46.2 million or 24 percent to $241.1 million in the three months ended September 30, 2010 from $194.9 million in the third quarter 2009. The increase was primarily due to higher sales volume in pork and pork products.

The following table shows our sales by product division for the three months ended September 30, 2010 and 2009.

	Sales by Division (unaudited)
	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	61,897	$130.6	$2,110	58,182	$107.9	$1,855
Frozen pork	38,431	67.4	1,754	34,967	60.6	1,733
Prepared pork products	19,052	38.6	2,026	10,086	22.5	2,231
Vegetables and Fruits	6,495	4.5	693	5,735	3.9	680
Total	125,875	$241.1	$1,915	108,970	$194.9	$1,789

Chilled pork revenues increased on higher tonnage at higher average prices. Revenues from chilled pork products increased 21.0 percent in the third quarter 2010 from the third quarter 2009. Chilled pork tonnage increased 6.4 percent in the third quarter 2010 from the third quarter 2009. The average price per metric ton for chilled pork increased 14 percent in the third quarter 2010 from the third quarter 2009.

Frozen pork revenues increased on higher tonnage at higher average prices. Revenues from frozen pork products increased 11 percent in the third quarter 2010 from the third quarter 2009. Frozen pork tonnage increased 10 percent in the third quarter 2010 from the third quarter 2009. The average price per metric ton for frozen pork increased 1 percent in the third quarter 2010 from the third quarter 2009.

Prepared pork revenues increased on higher tonnage at lower average prices. Revenues from prepared pork products increased 72 percent in the third quarter 2010 from the third quarter 2009. Prepared pork tonnage increased 89 percent in the third quarter 2010 from the third quarter 2009. The average price per metric ton for prepared pork products decreased 9 percent in the third quarter 2010 from the third quarter 2009.

Pork and pork products totaled 98 percent of total revenues in the third quarter 2010 and 2009.

Vegetables and fruits revenues increased on higher tonnage at higher average prices. Vegetables and fruits revenues increased 15 percent in the third quarter 2010 from the third quarter 2009. Tonnage of vegetables and fruits increased 13 percent in the third quarter 2010 from the third quarter 2009. Average price per metric ton for vegetables and fruits increased 2 percent in the third quarter 2010 from the third quarter 2009.

Vegetables and fruits were 2 percent of total revenues in the third quarter 2010 and 2009.

The sales of pork, vegetable, and fruit products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold for the third quarter of 2010 was partly attributable to our success in expanding our distribution channels. The following table shows our distribution channels at the end of the third quarters of 2010 and 2009.

	Numbers of Stores and Cities Generating Sales Volume (unaudited)
	September 30,
	2010	2009	Net Increase	Percentage Increase
STORES AND COUNTERS
Showcase stores	154	141	13	9%
Branded stores	1,057	996	61	6%
Supermarket counters	2,074	2,041	33	2%
Total	3,285	3,178	107	3%
CITIES
First-tier cities	29	29	-	0%
Second-tier cities	128	117	11	9%
Third-tier cities	415	368	47	13%
Total cities	572	514	58	11%

The expansion in our distribution channels and geographical coverage has been a significant factor in the increase in our sales volume. The following table shows our revenues by distribution channel for the third quarter of 2010 and 2009.

	Sales by Distribution Channel (Dollars in millions) (unaudited)
	Third quarter ended September 30,
	2010	2009	Net Increase	Percent Increase
Retail channels	$92.1	$76.7	$15.4	20%
Wholesalers and distributors	79.1	60.2	18.9	31%
Restaurants and food service	66.1	55.6	10.5	19%
Export	3.8	2.4	1.4	58%
Total	$241.1	$194.9	$46.2	24%

The increase in sales to different distribution channels was mainly due to the following factors: (1) our production capacity has increased since our Tianjin production facilities started production in early 2010, our pork oil facility began production in April 2010, and the expansion in our Anyang production facilities completed in August 2010; (2) we have built up our brand image and recognition through advertisements on China Central TV and local television and through product promotions; (3) we have increased the number of stores and other channels through which we sell our products and we have improved the efficiency of these stores; and (4) we believe consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products, such as our products.

As presented in the table above, the most significant revenue increases during the third quarter came mainly from wholesale and distributors and retail channels. Retail channels are the highest gross profit margin channels and are the channels through which Zhongpin builds up its brand recognition in the market. The Zhongpin logo and brand name are prominently displayed in each of the retail stores and supermarket counters that sell our products.

Revenues from export sales increased $1.4 million or 58 percent to $3.8 million in the third quarter 2010 from $2.4 million in the third quarter 2009.

Cost of sales and gross profit margin

The cost of sales increased $42.7 million or 25 percent to $213.8 million in the third quarter 2010 from $171.1 million in the third quarter 2009.

	Cost of Sales by Division (unaudited)
	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	61,897	$117.0	$1,890	58,182	$95.6	$1,643
Frozen pork	38,431	62.0	1,613	34,967	55.1	1,576
Prepared pork products	19,052	31.2	1,638	10,086	17.1	1,695
Vegetables and Fruits	6,495	3.6	554	5,735	3.3	575
Total	125,875	$213.8	$1,699	108,970	$171.1	$1,570

Gross profit margin (gross profit divided by sales revenues) decreased to 11.3 percent in the third quarter 2010 from 12.2 percent in the third quarter 2009 primarily due to (1) the percentage increase in pork prices being less than the percentage increase in hog prices (hogs are the main part of our cost of sales), (2) we are not able to adjust the selling price of our frozen and prepared pork products as frequently as we can for our chilled pork products, so in this quarter, while hog prices increased, the margins of prepared and frozen products decreased, and (3) our strategic decision to take steps to increase our market share and utilization rate of our production capacity at a time when our production capacity increased due to the opening of new production facilities.

As a result, our gross profit margin was lower than the level we would expect to achieve when we fully integrate our new production facilities and expand into new regional markets for our products. We intend to adjust our production levels and product mix and the percentages of our sales through our different sales channels in the coming quarters to increase our gross profit margin.

General, administrative, and selling expenses

General and administrative expenses increased by $1.6 million or about 36 percent to $6.1 million in the third quarter 2010 from $4.5 million in the third quarter 2009. As a percentage of revenues, general and administrative expenses increased to 2.5% in third quarter of 2010 compared with 2.3% in the third quarter 2009.

The increase in general and administrative expenses in the third quarter 2010 was primarily the result of a $0.5 million increase in bad debt provision and a $0.5 million increase in depreciation.

Selling expenses increased by $1.6 million or 42 percent to $5.4 million in the third quarter 2010 from $3.8 million in the third quarter 2009. The increase in selling expenses was primarily the result of our higher sales of pork and pork products and was primarily due to a $1.0 million increase in advertising cost and a $0.4 million increase in salaries.

Interest expense (net of interest income and interest capitalization)

Interest expense net of interest income and interest capitalization increased by $0.7 million or about 41 percent to $2.4 million in the third quarter 2010 from $1.7 million in the third quarter 2009, primarily due to an increase of $35.7 million in long-term bank loans and an increase of $3.2 million in short-term bank loans.

Other income and government subsidies

Other income and government subsidies increased from $0.1 million for the three months ended September 30, 2009 to $2.2 million for the three months ended September 30, 2010, which represented an increase of $2.1 million. This increase was primarily the result of an increase of $1.0 million in government subsidies and an increase of $1.1 million in other income, which is due to the reversal of a tax payable accrued from the sale-lease back transactions in fiscal year ended December 31, 2009 due to the government policy changes. The changes in government subsidies are discussed in Note 11 of Notes to Consolidated Financial Statements.

Income taxes

The effective tax rate in the People's Republic of China on income generated from the sale of prepared pork products is 25 percent and there is no income tax on income generated from the sale of other products, including chilled and frozen pork, and raw vegetable and fruit products. The increase of $0.3 million in the provision for income taxes in the third quarter of 2010 from the third quarter of 2009 resulted from the increase in revenues from prepared pork products.

Net income

Net income increased by $1.5 million or about 11 percent to $14.7 million in the third quarter 2010 from $13.2 million in the third quarter 2009, primarily due to higher revenues, partly offset by higher cost of sales and selling expenses and costs associated with expansion.

Earnings per share

Basic and diluted earnings per common share were $0.42 in the third quarter of 2010 compared with $0.44 in the third quarter 2009. The decline in the per share amounts was mainly due to the higher net income in the third quarter 2010 being more than offset by the effect of the 16.7 percent increase in the basic weighted average number of shares outstanding for the basic earnings per share, and by the effect of the 16.9 percent increase in the diluted weighted average number of shares outstanding for the diluted earnings per share.

Liquidity and capital resources

At September 30, 2010, we had cash and cash equivalents of $62.4 million and working capital of approximately $21.7 million. Working capital is defined as current assets minus current liabilities.

For the nine months ended September 30, 2010, net cash provided by operating activities was $20.6 million, which represented a decrease of $1.6 million as compared with net cash provided by operating activities of $22.2 million for the same period of 2009. The decrease was primarily due to a $14.0 million decrease in cash flow from operating assets and liabilities, which was partly offset by a $6.6 million increase in net income and a $5.9 million increase in non-cash items. Of the noncash items, depreciation and amortization accounted for $4.1 million of change due to the fact that more plants, equipment, and machinery were put into use.

Net cash used in investing activities was $95.9 million for the nine months ended September 30, 2010, which represented an increase of $12.3 million as compared with the net cash of $83.6 million used by investing activities for the same period of the prior year. We spent $12.9 million more on restricted cash so that we can issue bank notes and use these notes to pay to suppliers, $16.6 million less on land use rights and $16.0 million more on purchase deposit for land use rights during the first nine months of 2010 compared to the same period of 2009.

Net cash provided by financing activities was $67.5 million during the nine months ended September 30, 2010, an increase of $21.1 million compared with the net cash provided by financing activities of $46.4 million for the same period of the prior year. We had net proceeds of $10.3 million for short-term bank loans and received $39.4 million in net proceeds from long-term bank loans during the current period. We continued to rebalance the aging of our debt by borrowing more cash under long-term bank loans and less cash under short-term loans.

We believe our existing cash and cash equivalents, together with our available lines of credit of $341.2 million at September 30, 2010, will be sufficient to finance our investment in new facilities, operating requirements, and anticipated capital expenditures of approximately $105.8 million over the next 12 months. We intend to use such funds over the next 12 months to pay for our capacity expansion and the construction of supporting facilities and to supplement our working capital requirements to enable us to strengthen our market position and accelerate our growth. We intend to satisfy our short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling the maturing loans into new short-term loans with the same lenders as we have done in the past. We also we intend to optimize our loan structure by replacing certain of our short-term indebtedness with additional long-term debt.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Standard Time (New York) on Tuesday, November 9, 2010, which is 9:00 p.m. in Beijing on the same day.

Speaking on the call will be Mr. Xianfu Zhu, Chairman and CEO, Mr. Baoke Ben, Board Director and EVP, Mr. Warren (Feng) Wang, VP and CFO, and Mr. Sterling Song, Investor Relations Manager.

To participate in the live conference call, please dial one of the following numbers five to ten minutes prior to the scheduled starting time. When prompted by the operator, please enter the participant PIN code shown below to be connected to the call.

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	400-681-6949
Participant PIN code	326957#

A simultaneous live webcast of the conference call will be available on the Investor Relations section of Zhongpin's website at www.zpfood.com. To listen to the call, please go to the website at least 15 minutes before the call's start to register and to download and install any necessary audio software. An archive of the webcast will be available shortly after the conference call and can be reached in the Investor Relations section of Zhongpin's website.

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Standard Time on December 8, 2010. The number for the toll-free telephone replay in the U.S. is 1-866-753-0743, with the conference reference number of 145136#. The international telephone dial-in replay number is +852-3005-2020, with the conference reference number of 145136#.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,285 retail outlets. Zhongpin's export markets include the European Union, Russia, Hong Kong, South Africa, and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Financial statements follow.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Sales revenues	$241,076,067	$194,851,183	$660,433,565	$510,547,733
Cost of sales	(213,796,787)	(171,143,879)	(582,901,503)	(448,729,105)
Gross profit	27,279,280	23,707,304	77,532,062	61,818,628

Operating expenses
General and administrative expenses	(6,072,211)	(4,481,072)	(17,821,820)	(13,329,063)
Selling expenses	(5,384,108)	(3,768,061)	(14,359,608)	(9,348,419)
Research & development expenses	(20,581)	22,383	(97,304)	(2,968)
Gain on disposal of a subsidiary	-	57	-	654,143
Amortization of loss from sale-leaseback transaction	-	(16,669)	-	(49,998)
Impairment loss	(2,745)	-	(1,010,192)	-
Total operating expenses	(11,479,645)	(8,243,362)	(33,288,924)	(22,076,305)

Income from operations	15,799,635	15,463,942	44,243,138	39,742,323

Other income (expense)
Interest income(expense),net	(2,400,733)	(1,740,306)	(5,736,583)	(4,503,801)
Other income (expense),net	1,236,809	106,236	1,906,336	397,586
Government subsidies	966,771	6,981	2,836,852	229,389
Total other income (expense)	(197,153)	(1,627,089)	(993,395)	(3,876,826)

Net income before taxes	15,602,482	13,836,853	43,249,743	35,865,497
Provision for income taxes	(921,691)	(602,142)	(2,953,044)	(2,166,038)

Net income after taxes	$14,680,791	$13,234,711	$40,296,699	$33,699,459

Foreign currency translation adjustment	$4,563,655	$95,942	$6,341,925	$(167,205)
Comprehensive income	$19,244,446	$13,330,653	$46,638,624	$33,532,253
Basic earnings per common share	$0.42	$0.44	$1.16	$1.13
Diluted earnings per common share	$0.42	$0.44	$1.14	$1.12
Basic weighted average shares outstanding	34,725,104	29,744,291	34,751,158	29,711,018
Diluted weighted average shares outstanding	35,328,199	30,217,697	35,262,433	30,026,153

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED  BALANCE  SHEETS
(Amount in U.S. dollars)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	62,385,936	68,982,259
Restricted cash	36,583,432	14,490,575
Bank notes receivable	15,770,412	7,997,172
Accounts receivable, net of allowance for doubtful accounts of $2,003,665 and $1,132,038	36,613,343	20,419,797
Other receivables, net of allowance for doubtful accounts of $182,070 and $290,436	992,259	652,523
Purchase deposits	5,896,280	5,653,192
Inventories	43,404,693	33,859,420
Prepaid expenses	689,446	186,030
Allowance receivables	4,496,235	-
VAT recoverable	19,326,587	14,064,185
Deferred tax assets	261,009	256,151
Other current assets	479,358	120,709
Total current assets	226,898,990	166,682,013

Long-term investment	447,688	-
Property and equipment (net)	290,770,601	189,588,904
Construction in progress	15,251,058	70,192,150
Land usage rights	61,786,093	61,128,431
Deposits for purchase of land usage rights	32,380,195	8,718,740
Deferred charges	24,641	39,855
Other noncurrent assets	1,419,916	1,761,709

Total assets	628,979,182	498,111,802

LIABILITIES AND EQUITY

Current liabilities
Short-term loans	100,035,421	84,661,697
Bank notes payable	40,311,292	9,560,353
Long-term loans - current portion	17,754,720	4,539,215
Capital lease obligation-current portion	7,065,251	7,480,098
Accounts payable	9,144,114	9,260,750
Other payables	15,213,466	12,882,316
Accrued liabilities	7,689,462	7,377,850
Deposits from customers	6,691,614	5,335,907
Tax payable	1,258,319	1,918,057

Total current liabilities	205,163,659	143,016,243

Deferred tax liabilities	252,648	247,945
Deposits from customers-Long-term portion	1,973,594	1,987,579
Capital lease obligation - Long-term portion	6,805,525	11,104,435
Long-term loans	69,349,687	44,912,744

Total liabilities	283,545,113	201,268,946

Equity
Common stock: par value $0.001; 100,000,000 authorized; 34,725,104 and 34,662,314 shares issued and outstanding	34,725	34,662
Additional paid in capital	168,122,427	166,169,902
Retained earnings	151,996,075	111,699,375
Accumulated other comprehensive income	25,280,842	18,938,917
Total equity	345,434,069	296,842,856

Total liabilities and equity	628,979,182	498,111,802

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars) (Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$40,296,699	$33,699,459
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Depreciation	9,812,528	6,031,646
Amortization of intangible assets	973,253	700,336
Provision for allowance for bad debt	724,816	(159,649)
Staff welfare amortization	(276,501)	-
Impairment loss	1,010,199	-
Other income	(1,091,875)	(105,734)
Gain on disposal of a subsidiary	-	(649,726)
Stock-based compensation expense	1,739,238	1,206,486

Changes in operating assets and liabilities:
Accounts receivable	(16,397,025)	(6,087,329)
Other receivables	(210,161)	1,109,764
Purchase deposits	(133,747)	(3,353,892)
Prepaid expenses	(493,142)	118,728
Inventories	(8,764,421)	(15,233,775)
Allowance receivables	(4,426,220)	-
VAT recoverable	(5,928,053)	(5,310,123)
Other current assets	18,554	(34,419)
Deferred charges	15,721	54,635
Accounts payable	(287,734)	1,520,789
Other payables	2,069,661	6,787,710
Accrued liabilities	1,445,644	1,083,418
Taxes payable	(685,278)	(147,615)
Deposits from clients	1,234,965	943,127
Deposits from clients - Long term portion	(50,880)	-
Net cash provided by operating activities	20,596,241	22,173,836

Cash flows from investing activities:
Deposits for purchase of land usage rights	(23,130,206)	(7,128,875)
Construction in progress	(40,765,205)	(43,576,794)
Additions to property and equipment	(9,750,903)	(8,610,134)
Additions to land usage rights	(479,304)	(17,093,428)
Proceeds on disposal of fixed assets	131,028	111,548
Increase in restricted cash	(21,478,265)	(8,532,020)
Used to invest in a non-controlling entity	(440,716)	-
Proceeds from disposal of a subsidiary	-	1,226,289
Net cash used in investing activities	(95,913,571)	(83,603,414)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	22,590,704	2,563,194
Proceeds from(repayment of) short-term loans, net	10,318,909	28,964,439
Proceeds from long-term loans	49,733,983	14,641,258
Repayment of long-term loans	(10,356,569)	(75,855)
Repayment of capital lease obligation	(4,987,359)	(1,081,270)
Proceeds from exercised warrants	213,350	1,411,200
Net cash provided by financing activities	67,513,018	46,422,966

Effect of rate changes on cash	1,207,989	(48,229)

Decrease in cash and cash equivalents	(6,596,323)	(15,054,841)

Cash and cash equivalents, beginning of period	68,982,259	41,857,166
Cash and cash equivalents, end of period	$62,385,936	$26,802,325

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,443,505	$5,311,058
Cash paid for income taxes	$2,898,394	$2,663,578

The accompanying notes are an integral part of these consolidated financial statements.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Han Fang (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
fhan@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

www.zpfood.com